 Exhibit 99.1

Whole Earth Brands, Inc. Reports Third Quarter 2020 Financial Results

Consolidated Revenue Growth of 4.6% in the Third Quarter 2020

Announced First Full Quarter as Public Company

GAAP Operating Income $1.1 Million; Adjusted EBITDA Increased 6.7% to $16.5 Million

Chicago, Illinois – November 16, 2020 – Whole Earth Brands, Inc. (the “Company” or “we” or “our”) (Nasdaq: FREE), today announced its financial results for its third quarter ended September 30, 2020. Additionally, on November 10, 2020 the Company announced the completion of its acquisition of Swerve®, a rapidly growing manufacturer and marketer of a portfolio of zero sugar, keto-friendly, and plant-based sweeteners and baking mixes.

THIRD QUARTER 2020 HIGHLIGHTS

Our consolidated financials reflect both predecessor and successor periods indicative of the June 25, 2020 business combination date. The third quarter results disclosed below compare the successor’s 2020 third quarter results ended September 30, 2020 to the predecessor’s 2019 third quarter results ended September 30, 2019.

•	Consolidated product revenues of $67.0 million, an increase of 4.6% compared to the prior year third quarter; an increase of 3.6% on a constant currency basis.

•	Branded CPG segment product revenues of $41.0 million, an increase of 1.8%; an increase of 0.1% on a constant currency basis. Constant currency results reflect the combination of strong growth in Western Europe, and North American foodservice channel softness associated with the COVID-19 pandemic.

•	Flavors & Ingredients segment product revenues of $26.0 million, an increase of 9.4% in the third quarter, driven by strong growth in derivative product lines.

•	Consolidated operating income of $1.1 million and a consolidated net loss of $2.8 million in the third quarter of 2020 reflect non-cash purchase accounting adjustments which are not comparable to prior year’s predecessor period.

•	Consolidated Adjusted EBITDA increased 6.7% to $16.5 million driven by increased sales and expense reduction actions.

Irwin Simon, Executive Chairman, stated, “We are excited to deliver our first full quarter as a public company. I’m proud of our team – they’ve been working diligently to build the necessary infrastructure to support our rapidly growing enterprise and the evidence of this work is the speed by which we were able to close the Swerve acquisition. We are poised for a strong year ahead, supported by our internal organic growth initiatives which are complemented by Swerve, a high-quality asset that is highly synergistic with our ‘free-from…’ strategy.”

Albert Manzone, Chief Executive Officer of Whole Earth Brands, commented, “Our Branded CPG segment performance was highlighted by strong market share gains within our natural products business. All of our top seven markets grew share of natural in the year-to-date period, underscoring the powerful healthy-living macro trends that are supporting our brands. Additionally, our Flavors & Ingredients segment experienced a very strong quarter driven by the resiliency of our diverse end-markets. Looking ahead to the fourth quarter, we are anticipating a strong finish to 2020, marked by a nice sequential lift in revenue within our Branded CPG segment, which is indicative of the distribution gains that we’ve been planning for ahead of the holiday season.”

1

Mr. Manzone concluded, “We were thrilled to close Swerve last week, which is our first strategic acquisition. This is a significant value creation event for Whole Earth Brands as we integrate one of the leading brands within our core sweeteners and ingredients businesses. We believe this transaction enhances our ability to generate long-term sustainable growth, while positioning Whole Earth Brands to create additional value for our shareholders. Our integration is already underway – we are engaging with customers on our expanded portfolio, and we are extremely excited about our broader presence in the better-for-you sweetener market. We are just getting started – there are some great opportunities in the market, and we’re excited to continue exploring additional prospective M&A targets as we pursue our long-term vision of penetrating the adjacent opportunities in the massive ‘free-from…’ marketplace. We have great confidence in our plan to grow Whole Earth Brands and are proud of our organization’s ability to act quickly while still maintaining focus on our customers and growth initiatives.”

THIRD QUARTER 2020 REVIEW & SEGMENT RESULTS

Consolidated product revenues increased 4.6% to $67.0 million for the third quarter of 2020, compared to $64.1 million for the same period in the prior year. On a constant currency basis, product revenues increased 3.6%. Growth was primarily driven by the Company’s Flavors & Ingredients segment.

Reported gross profit was $18.6 million, down from $25.9 million in the prior year period, and gross profit margin was 27.8% in the third quarter of 2020, down from 40.4% in the prior year period. Results were significantly influenced by an $8.7 million non-cash purchase accounting adjustment related to inventory revaluations required for accounting purposes. Excluding the impact of this non-cash adjustment, gross profit increased 5.6% to $27.3 million and gross profit margin increased 40 basis points to 40.8% versus prior year, driven by favorable product mix in the Branded CPG segment and productivity.

Operating income was $1.1 million, compared to $7.9 million in the prior year period. The decrease was driven primarily by the $8.7 million non-cash purchase accounting adjustment and public company costs following the business combination.

Net loss was $2.8 million compared to net income of $5.3 million in the prior year period and was similarly impacted by the non-cash adjustment.

Adjusted EBITDA increased by $1.0 million, or 6.7%, to $16.5 million, compared to $15.5 million for the same period in the prior year. Improvement in Adjusted EBITDA was driven by revenue growth, expense contingency actions and improved gross profit margins.

Branded CPG Segment

Branded CPG segment product revenues increased $0.7 million, or 1.8%, to $41.0 million for the third quarter of 2020, compared to $40.3 million for the same period in the prior year. On a constant currency basis, product revenues increased 0.1% driven by positive momentum within the retail channel globally, offset by foodservice softness and some reduction of retailer and distributor inventories in a few emerging market geographies due to COVID-19 uncertainty.

2

Operating income was $1.5 million in the third quarter of 2020 compared to operating income of $3.2 million for the same period in the prior year. The decrease was driven primarily by a $3.5 million non-cash purchase accounting adjustment related to inventory revaluations and increased SG&A expenses related to both recurring and non-recurring public company costs that are included in the Company’s Branded CPG segment. Excluding the non-cash purchase accounting adjustment, segment operating income was $5.0 million.

Flavors & Ingredients Segment

Flavors & Ingredients segment product revenues increased 9.4% to $26.0 million for the third quarter of 2020, compared to $23.8 million for the same period in the prior year. The increase was primarily driven by strong performance of its derivatives business and domestic tobacco market, partially offset by headwinds within international tobacco.

Operating loss was $0.4 million in the third quarter of 2020 compared to operating income of $4.7 million in the prior year. The decrease was driven by a $5.2 million non-cash purchase accounting adjustment related to inventory revaluations, higher amortization of intangible assets resulting from the business combination, offset by improved gross profit from higher revenues and lower SG&A expenses. Excluding the non-cash purchase accounting adjustment, segment operating income was $4.8 million.

YEAR-TO-DATE HIGHLIGHTS

Our consolidated financial statements reflect both predecessor and successor periods indicative of the June 25, 2020 business combination date. The year-to-date results disclosed below combine the successor period from June 26, 2020 through September 30, 2020 with the predecessor period from January 1, 2020 through June 25, 2020. The combined year-to-date results are compared to the predecessor’s 2019 year-to-date results.

•	Consolidated product revenues decreased 1.7%, or $3.5 million, to $199.8 million.

•	Branded CPG segment product revenues increased 1.0%, or 1.8% on a constant currency basis, to $124.3 million. Operating loss was $13.1 million compared to operating income of $7.7 million in the prior year period.

•	Flavors & Ingredients segment product revenues decreased 5.9%, to $75.5 million. Operating loss was $24.4 million compared to operating income of $16.5 million in the prior year period.

•	Consolidated gross profit margin was 35.6% compared to 40.5% in the prior year period, reflecting the $8.7 million non-cash purchase accounting adjustment related to inventory revaluations and non-recurring transaction bonuses associated with the business combination. Excluding the non-cash adjustment, year-to-date gross profit margin was 39.9%.

•	Consolidated operating loss of $37.4 million, primarily impacted by non-cash intangible asset impairment charges, non-cash purchase accounting adjustments and transaction related costs.

•	Consolidated Adjusted EBITDA of $40.5 million, a decrease of 7.2% versus prior year driven by international tobacco business declines and incremental public company costs, partially offset by revenue growth in the Branded CPG segment and productivity improvements.

3

Cash Flow & Balance Sheet

The Company generated consolidated cash from operating activities of $7.2 million in the first nine months of 2020.

As of September 30, 2020, the Company had cash and cash equivalents of $49.1 million and $133.3 million of debt, net of unamortized debt issuance costs.

SWERVE ACQUISITION

As previously announced on November 10, 2020, and subsequent to the end of the Company’s third quarter, Whole Earth Brands closed on its acquisition of Swerve. Swerve is a marketer of the “Ultimate Sugar Replacement” and provides a key growth platform for Whole Earth Brands to expand its existing offerings in the alternative better-for-you sweetener space, which fits perfectly within its existing sweetener portfolio. Swerve is expected to increase Whole Earth Brands North American Branded CPG segment net sales to $100 million, representing a 10% market share of all sweeteners and making natural sweeteners 65% of Whole Earth Brands North American Branded CPG sales mix. Swerve is one of the fastest growing sweetener brands in retail, with a 150% revenue CAGR since 2016. The Company believes that with the combination of its Whole Earth Brands portfolio and Swerve, it can continue to drive growth across multiples products and channels.

Swerve is expected to generate net sales of approximately $36 million, income from operations of approximately $5 million and Adjusted EBITDA of approximately $5 million in 2020. The Company has identified cost synergy opportunities in the range of $2.5 million to $3 million. The $80 million purchase price represents 14.8x Swerve’s 2020 expected Adjusted EBITDA and 9.5x 2020 expected run-rate synergized Adjusted EBITDA.

2020 Full-Year Outlook

The Company is tightening its full-year outlook due to COVID-19 headwinds within its Flavors & Ingredients segment, as well as the realization of higher public company operating costs. Included in the updated outlook are fourth quarter 2020 contributions associated with its Swerve acquisition in the amount of approximately $4 million to $5 million of revenue and nominal Adjusted EBITDA.

The Company’s updated 2020 full-year outlook follows:

•	Consolidated product revenues in the range of $270 million to $280 million.

•	Consolidated Adjusted EBITDA in the range of $54 million to $57 million.

•	Consolidated proforma Adjusted EBITDA in the range of $63 million to $66 million. The difference between these two figures, or the proforma adjustments, is related to the expectation of $9 million of future benefits related to Flavors & Ingredients segment manufacturing footprint optimization project, synergies related to combining the two companies and supply chain transformation within Branded CPG. The Company does not anticipate realizing these benefits in 2020, but will reflect these benefits in future periods as realized.

•	Total expected capital expenditures in the range of $8 million to $9 million.

4

Conference Call Details

The call will occur on Monday, November 16 at 8:30am EST. The conference call can be accessed live over the phone by dialing (877) 705-6003 or for international callers by dialing (201) 493-6725. A replay of the call will be available until November 30, 2020 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13711856.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at investor.wholeearthbrands.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

About Whole Earth Brands

Whole Earth Brands is a global platform of branded products and ingredients focused on the consumer transition towards healthier lifestyles, such as free from sugar, natural solutions, plant-based and clean label. Whole Earth Brands Inc. is one of the world’s leading manufacturers of zero/low sugar and calorie sweeteners as well as reduced sugar products with brands including Whole Earth®, Swerve®, Pure Via®, Equal®, and Canderel®. The Company’s branded product line Magnasweet® offers versatile masking agents, sweetness intensifiers and extenders and flavor enhancers. The company has a vision to expand its branded portfolio globally through investment opportunities in additional categories, with better for you clean label alternatives in the quest to “Open a World of Goodness®” to consumers and their families. For more information, please visit www.WholeEarthBrands.com.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Whole Earth Brands, Inc. (the “Company” or “Whole Earth Brands”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar words, phrases or expressions. Examples of forward-looking statement included in this earnings release include, but are not limited to, our full year outlook and the expected benefits (financial and others) from the Swerve transaction. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Company’s ability to integrate Swerve and achieve the anticipated benefits of the transaction in a timely manner or at all; the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our employees, and the extent of the impact of the COVID-19 pandemic on overall demand for the Company’s products; local, regional, national, and international economic conditions that have deteriorated as a result of the COVID-19 pandemic, including the risks of a global recession or a recession in one or more of the Company’s key markets, and the impact they may have on the Company and its customers and management’s assessment of that impact; the anticipated growth rate and market opportunity of the Company’s Branded CPG and Flavors & Ingredients business segments; the Company’s expected capital requirements and the availability of additional financing; the Company’s ability to execute on acquisition opportunities; extensive and evolving government regulations that impact the way the Company operates; the impact of the COVID-19 pandemic on the Company’s suppliers, including disruptions and inefficiencies in the supply chain; and factors relating to the business, operations and financial performance of the Company’s Branded CPG and Flavors & Ingredients segments; the Company’s success in integrating the various operating companies constituting Merisant and MAFCO.

5

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These statements are subject to the risks and uncertainties indicated from time to time in the documents the Company files (or furnishes) with the U.S. Securities and Exchange Commission.

You are cautioned not to place undue reliance upon any forward-looking statements, which are based only on information currently available to the Company and speak only as of the date made. The Company undertakes no commitment to publicly update or revise the forward-looking statements, whether written or oral that may be made from time to time, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations Contact:

Whole Earth Brands

312-840-5001

investor@wholeearthbrands.com

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Media Relations Contact:

Wyecomm

Penny Kozakos

202-390-4409

Penny.Kozakos@wyecomm.com

6

Whole Earth Brands, Inc.

Condensed Consolidated Balance Sheets

(In thousands of dollars, except for share and per share data)

(Unaudited)

	(Successor)	(Predecessor)
	September 30, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$49,081	$10,395
Accounts receivable (net of allowances of $15 and $2,832, respectively)	54,281	55,031
Inventories	103,546	121,129
Prepaid expenses and other current assets	5,134	7,283
Total current assets	212,042	193,838

Property, Plant and Equipment, net	41,398	20,340

Other Assets
Operating lease right-of-use assets	12,378	—
Goodwill	124,874	130,870
Other intangible assets, net	144,809	251,243
Deferred tax assets, net	1,023	1,368
Other assets	3,772	2,192
Total Assets	$540,296	$599,851

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$21,643	$26,240
Accrued expenses and other current liabilities	29,777	28,040
Current portion of operating lease liabilities	3,423	—
Current portion of long-term debt	7,000	—
Total current liabilities	61,843	54,280
Non-Current Liabilities
Long-term debt	126,281	—
Due to related party	—	8,400
Deferred tax liabilities, net	17,400	31,538
Operating lease liabilities, less current portion	11,659	—
Other liabilities	15,892	17,883
Total Liabilities	233,075	112,101
Commitments and contingencies	—	—
Stockholders’ equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 220,000,000 shares authorized; 38,426,669 shares issued and outstanding	4	—
Additional paid-in capital	324,417	—
Accumulated deficit	(20,345)	—
Accumulated other comprehensive income	3,145	—
Net parent investment	—	487,750
Total stockholders’ equity	307,221	487,750
Total Liabilities and Stockholders’ Equity	$540,296	$599,851

7

Whole Earth Brands, Inc.

Condensed Consolidated Statements of Operations

(In thousands of dollars, except for share and per share data)

(Unaudited)

	(Successor)		(Predecessor)
	Three Months Ended September 30, 2020	From June 26, 2020 to September 30, 2020	From January 1, 2020 to June 25, 2020	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2019
Product revenues, net	$67,002	$71,480	$128,328	$64,060	$203,354
Cost of goods sold	48,357	51,065	77,627	38,173	121,037
Gross profit	18,645	20,415	50,701	25,887	82,317

Selling, general and administrative expenses	14,881	16,827	43,355	14,770	49,020
Amortization of intangible assets	2,700	2,841	4,927	2,656	7,968
Asset impairment charges	—	—	40,600	—	—
Restructuring and other expenses	—	—	—	608	1,150

Operating income (loss)	1,064	747	(38,181)	7,853	24,179

Interest expense, net	(2,045)	(2,161)	(238)	(237)	(342)
Other (expense) income, net	(170)	(232)	801	(716)	(666)
(Loss) income before income taxes	(1,151)	(1,646)	(37,618)	6,900	23,171
Provision (benefit) for income taxes	1,684	1,694	(3,482)	1,627	5,228
Net (loss) income	$(2,835)	$(3,340)	$(34,136)	$5,273	$17,943

Net loss per share – Basic and diluted	$(0.07)	$(0.09)

8

Whole Earth Brands, Inc.

Condensed Consolidated Statements of Cash Flows
(In thousands of dollars)

(Unaudited)

	(Successor)	(Predecessor)
	From June 26, 2020 to September 30, 2020	From January 1, 2020 to June 25, 2020	Nine Months Ended September 30, 2019
Operating activities
Net (loss) income	$(3,340)	$(34,136)	$17,943
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	797	1,334	2,232
Amortization of intangible assets	2,841	4,927	7,968
Deferred income taxes	(3,490)	(5,578)	1,857
Asset impairment charges	—	40,600	—
Pension benefit (credit) expense, net	(154)	126	705
Changes in current assets and liabilities:
Accounts receivable	(6,535)	7,726	2,312
Inventories	5,022	3,576	2,580
Prepaid expenses and other current assets	(2,516)	3,330	(569)
Accounts payable, accrued liabilities and income taxes	(5,618)	507	(6,589)
Other, net	278	(2,504)	(1,870)
Net cash (used in) provided by operating activities	(12,715)	19,908	26,569

Investing activities
Capital expenditures	(2,139)	(3,532)	(2,276)
Acquisitions, net of cash acquired	(376,674)	—	—
Transfer from trust account	178,875	—	—
Net cash used in investing activities	(199,938)	(3,532)	(2,276)

Financing activities
Proceeds from revolving credit facility	—	3,500	—
Repayments of revolving credit facility	—	(8,500)	—
Long-term borrowings	140,000	—	—
Repayments of long-term borrowings	(1,750)	—	—
Debt issuance costs	(7,139)	—	—
Proceeds from sale of common stock and warrants	75,000	—	—
Funding to Parent, net	—	(11,924)	(23,940)
Net cash provided by (used in) financing activities	206,111	(16,924)	(23,940)

Effect of exchange rate changes on cash and cash equivalents	88	215	117
Net change in cash and cash equivalents	(6,454)	(333)	470
Cash and cash equivalents, beginning of period	55,535	10,395	7,205
Cash and cash equivalents, end of period	$49,081	$10,062	$7,675

Supplemental disclosure of cash flow information
Interest paid	$1,667	$798	$—
Taxes paid, net of refunds	$1,722	$2,244	$4,160

9

Whole Earth Brands, Inc.

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The Company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends. The Company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: constant currency adjustments, intangible asset non-cash impairments, transaction related costs, share based compensation expense, non-cash pension expenses, severance and related expenses, public company readiness and other one-time items affecting comparability of operating results. See below for a description of adjustments to the Company’s U.S. GAAP financial measures included herein. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the Company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The Company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the Company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the Company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions.

The following is a list of non-GAAP financial measures which the Company has discussed or expects to discuss in the future:

•	Constant Currency Presentation: We evaluate the results of our operations on both a reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company's performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results.

10

•	Adjusted EBITDA: We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, as well as certain other items that arise outside the ordinary course of our continuing operations specifically described below:

•	Asset impairment charges: We exclude the impact of charges related to the impairment of goodwill and other long-lived intangible assets. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the total company.

•	Purchase accounting adjustments: We exclude the impact of purchase accounting adjustments, including the impact from the revaluation of inventory at fair market value at the time of the business combination. These adjustments are non-cash and we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

•	Transaction-related expenses: We exclude transaction-related expenses including transaction bonuses that were paid for by the seller of the assets associated with the Company’s business combination transaction. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

•	Long term incentive plan: We exclude the impact of costs relating to the long term incentive plan. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

•	Non-cash pension expenses: We exclude non-cash pension expenses/credits related to closed, defined pension programs of the Company. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

•	Severance and related expenses: We exclude employee severance and associated expenses related to roles that have been eliminated or reduced in scope as a productivity measure taken by the Company. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

•	Public company readiness: We exclude non-recurring organization and consulting costs incurred to establish required public company capabilities. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

•	Brand Introduction expenses: To measure operating performance, we exclude the Company’s sampling program costs with Starbucks. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

•	Other items: To measure operating performance, we exclude certain expenses and gains that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements and associated legal fees, acquisition related expenses, and other one off, non-recurring costs. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of product revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

11

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The Company cannot reconcile its expected Adjusted EBITDA to net income under “2020 Full Year Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time. These items include, but are not limited to, share-based compensation expense, impairment of assets, acquisition-related charges and COVID-19 related expenses. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

12

Whole Earth Brands, Inc.

Adjusted EBITDA reconciliation

(In thousands of dollars)

(Unaudited)

	(Successor)		(Predecessor)
	Three Months Ended	From June 26, 2020 to	From January 1, 2020 to	Three Months Ended	Nine Months Ended
	September 30, 2020	September 30, 2020	June 25, 2020	September 30, 2019	September 30, 2019
Product revenues, net	$67,002	$71,480	$128,328	$64,060	$203,354
Net (loss) income	$(2,835)	$(3,340)	$(34,136)	$5,273	$17,943
Provision (benefit) for income taxes	1,684	1,694	(3,482)	1,627	5,228
Other expense (income), net	170	232	(801)	716	666
Interest expense, net	2,045	2,161	238	237	342
Operating income (loss)	1,064	747	(38,181)	7,853	24,179
Depreciation	754	797	1,334	701	2,228
Amortization of intangible assets	2,700	2,841	4,927	2,656	7,968
Asset impairment charges	—	—	40,600	—	—
Purchase accounting adjustments	8,701	8,701	—	—	—
Transaction related expenses	214	883	10,348	—	—
Long term incentive plan	378	357	562	—	1,159
Non-cash pension expense	—	32	335	516	1,589
Severance and related expenses	311	367	1,105	—	296
Public company readiness	2,183	2,213	569	—	—
Brand introduction costs	207	229	1,131	1,213	2,578
Other items	(12)	15	634	2,528	3,677
Adjusted EBITDA	$16,500	$17,182	$23,364	$15,467	$43,674

13

Whole Earth Brands, Inc.

Constant Currency Product Revenues, Net Reconciliation

(In thousands of dollars)

(Unaudited)

$ in Thousands			Three Months Ended September 30,
			$ change			% change
Product revenues, net	2020	2019	Reported	Constant Dollar	Foreign Exchange (1)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$41,006	$40,292	$714	$60	$654	1.8%	0.1%	1.6%
Flavors & Ingredients	$25,996	$23,768	$2,228	$2,228	$-	9.4%	9.4%	0.0%
Combined	$67,002	$64,060	$2,942	$2,288	$654	4.6%	3.6%	1.0%

$ in Thousands			Nine Months Ended September 30,
			$ change			% change
Product revenues, net	2020 (2)	2019	Reported	Constant Dollar	Foreign Exchange (1)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$124,306	$123,098	$1,208	$2,223	$(1,015)	1.0%	1.8%	-0.8%
Flavors & Ingredients	$75,502	$80,256	$(4,754)	$(4,754)	$-	-5.9%	-5.9%	0.0%
Combined	$199,808	$203,354	$(3,546)	$(2,531)	$(1,015)	-1.7%	-1.2%	-0.5%

(1)	The “foreign exchange” amounts presented, reflect the estimated impact from fluctuations in foreign currency exchange rates on product revenues.
(2)	Product revenues, net for the nine months ended September 30, 2020 combine the successor and predecessor periods for better comparability to the 2019 period.

Whole Earth Brands, Inc.

EBITDA reconciliation for Swerve Acquisition

(In millions of dollars)

(Unaudited)

2020E
GAAP Income from Operations	$5.3
D&A	$0.1
EBITDA	$5.4

14